Exhibit 10.6

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (this “Agreement”), originally adopted on the 31st day of December, 2020, by and between Prosper Bank (the “Employer”), and Larry Witt (the “Executive”) is amended and restated in its entirety to make certain clarifying changes to the Agreement as intended by the parties.

WITNESSETH:

WHEREAS, the Executive is employed as a senior officer by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive performs for the Employer and wishes to encourage the Executive’s continued employment by providing the Executive with additional retirement benefit incentives to further the Employer’s corporate objectives; and

WHEREAS, the Employer wishes to provide the Executive with additional retirement benefit incentives pursuant to the terms of this Agreement; and

WHEREAS, the Employer and the Executive intend that this Agreement providing for supplemental retirement benefits shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, this Agreement shall at all times be administered and interpreted by the Employer in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, as a member of its select group of management or highly compensated employees and this Agreement and the benefits offered hereunder shall be unfunded for purposes of the Code and for purposes of Title I of ERISA.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1              “Administrator” means the Board or its designee.

1.2              “Affiliate” means any business entity with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3            “Base Salary” means the cash compensation relating to services performed during any Plan Year, excluding bonuses, commissions, distributions from nonqualified deferred compensation plan, fringe benefits, incentive payments, non-monetary awards, overtime, relocation expenses, stock options and other fees, and automobile and other allowances paid to the Executive for services rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for amounts voluntarily deferred or contributed by the Executive pursuant to qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Section 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.4            “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.5              “Board” means the Board of Trustees or Directors, as applicable, of the Employer.

1.6              “Cause” means any of the following acts or circumstances: fraud in the performance of, or gross negligence or gross neglect of, duties to the Employer; conviction of a felony or of a misdemeanor involving moral turpitude, fraud, disloyalty, or dishonesty which brings or would have the likely potential in bringing significant public discredit or significant injury to the Employer’s reputation or business; willful violation of any law or significant Employer policy committed in connection with the Executive's employment that warrants termination of employment; if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act or by a final order of an appropriate federal or state banking agency; or the occurrence or violation of any applicable provisions or conditions set forth in Sections 9.9 or 9.10 hereto.

1.7              “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder; provided however, the Employer’s conversion from a mutual form of ownership to a stock form of ownership shall not constitute nor be deemed a Change in Control for purposes of this Agreement.

1.8              “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9              “Contribution” means the amount the Employer contributes to the Deferral Account, calculated according to the provisions of Article 2.

1.10            “Code” means the Internal Revenue Code of 1986, as amended.

1.11            “Crediting Rate” means two percent (2%).

1.12           “Deferral Account” means the Employer’s accounting of the accumulated Contributions plus accrued interest.

1.13            “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.14           “Early Termination” means Separation from Service before Normal Retirement Age excluding a Separation from Service following a Change in Control or resulting from the Executive’s termination for Cause.

1.15            “Effective Date” means the adoption date set forth _above.

1.16            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17           “Involuntary Termination” means a Separation from Service other than a termination for Cause that is due to the independent exercise of the Employer’s unilateral authority to terminate the Executive’s services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services.

1.18            “Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.19            “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the adoption date and end on December 31, 2020.

1.20            “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death, Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation from Service on the next day following the expiration of such six (6) month period. In determining whether a Separation from Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.21           “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.22            “Year of Service” means each twelve (12) consecutive month period of Executive’s employment commencing January 1, 2020.

Article 2

CONTRIBUTIONS

2.1       Initial Contribution. As of the Effective Date, the Employer shall make a Contribution to the Deferral Account in the amount of fifteen percent (15%) of the Executive’s Base Salary earned since January 1, 2020 through December 31, 2020 plus the amount of interest that would have been accrued at the Crediting Rate had the Contributions been made monthly since the Effective Date.

2.2       Contributions. Commencing with the Plan Year following the Effective Date, the Employer shall make Contributions to the Deferral Account on the last day of each month until the earliest of Normal Retirement Age, Separation from Service, Disability, Change in Control or the Executive’s death, equal to fifteen percent (15%) of the Executive’s Base Salary earned during that month. Notwithstanding the forgoing, the Board may choose to contribute a greater or lesser amount prospectively in its sole discretion.

Article 3

DEFERRAL ACCOUNT

3.1       Establishing and Crediting. The Employer shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

(a)       Any Contributions hereunder; and

(b)      Interest as follows: on the last day of each month interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly.

3.2       Recordkeeping Device Only. The Deferral Account is solely a bookkeeping entry and device for measuring amounts to be paid under this Agreement. This Agreement does not establish or create in any manner a trust fund of any kind.

3.3       Vesting. The Executive’s entitlement to the Deferral Account and all benefits provided under this Agreement shall be subject to the Executive’s completion of requisite Years of Service for the Employer under the vesting schedule set forth in this Section 3.3. Upon the Executive’s Early Termination, the Executive shall be entitled to the Deferral Account and benefits hereunder based on the vesting schedule set forth in this Section 3.3. Notwithstanding the vesting schedule under this Section 3.3, in the event of a Change in Control or the Executive’s Separation from Service upon Normal Retirement Age, as a result of the Executive’s death or Disability or as a result of the Executive’s Early Termination which constitutes an Involuntary Termination, the Executive shall become fully 100% vested in the Deferral Account and benefits provided hereunder.

Completion of One Year of Service - 20% Vested

Completion of Two Years of Service – 40% Vested

Completion of Three Years of Service – 60% Vested

Completion of Four Years of Service – 80% Vested

Completion of Five Years of Service – 100% Vested

ARTICLE 4

PAYMENT OF BENEFITS

4.1       Normal Retirement Benefit. Upon the Executive’s Separation from Service after attaining Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance calculated at Separation from Service. The Executive’s Deferral Account shall be paid in one hundred eighty (180) consecutive monthly installments and shall commence the month following Separation from Service.

4.2       Early Termination Benefit. Upon the Executive’s Early Termination, the Employer shall pay the vested portion of the Executive’s Deferral Account balance in one hundred eighty (180) consecutive equal monthly installments commencing with the month following Separation from Service.

4.3       Disability Benefit. If the Executive has incurred a Disability prior to attaining Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance calculated as of the Executive’s date of Disability determination. The Executive’s Deferral Account shall be paid in one hundred eighty (180) consecutive monthly installments and shall commence with the month following the date of the determination of the Executive’s Disability.

4.4       Change in Control Benefit. If a Change in Control occurs prior to the Executive having attained Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance plus an additional amount equal to the total Employer Contributions and Crediting Rate interest made to the Executive’s Deferral Account for the twenty-four (24) month period immediately preceding the Change in Control. The Deferral Account under this Section 4.4 shall be paid in the form of a lump sum to the Executive on the first day of the thirteenth month following the Change in Control.

4.5       Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service or Disability , the Employer shall pay the Executive’s Beneficiary a death benefit hereunder equal to the Deferral Account balance plus an additional amount equal to Employer Contributions and Crediting Rate interest made to the Executive’s Deferral Account for the twenty-four (24) month period immediately preceding the Executive’s date of death with such benefit being paid over one hundred eighty (180) months using an annual interest rate equal to two percent (2%) compounded monthly. The death benefit shall be paid in one hundred eighty (180) consecutive monthly installments and shall commence the month following the Executive’s death. In the event of the Executive’s death after a Change in Control but prior to payment of the benefit described in Section 4.4, the benefit to be paid to the Executive’s Beneficiary shall be paid in the form otherwise payable to the Executive pursuant to Section 4.4

4. 6      Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive, had the Executive survived.

4.7        Termination for Cause. Notwithstanding any provision of this Agreement, if the Employer terminates the Executive’s employment for Cause at any time, including a termination of the Executive’s employment for Cause following the date the Executive shall have attained Normal Retirement Age, the Executive shall forfeit all benefits under this Agreement.

4.8      Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

4.9       Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

4.10     Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated participants on a reasonably consistent basis.

(a)       Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)      Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c)       Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

4.11     Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

4.12     Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

4.13     [Reserved.]

4.14     Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a)       must take effect not less than twelve (12) months after the amendment is made;

(b)      must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)      must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)       may not accelerate the time or schedule of any distribution.

Article 5

Beneficiaries

5.1       Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2       Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

Article 6

ADMINISTRATION

6.1       Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, the Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2       Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

6.3       Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

6.4      Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and record keeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

6.5       Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

6.6       Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to discontinue Contributions under this Agreement.

6.7       Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

Article 7

Claims and Review Procedures

7.1       Claims Procedure. A Claimant who believes that he or she is being denied a benefit to which he or she is entitled hereunder shall make a claim for such benefits as follows.

(a)       Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)       Timing of Administrator Response. The Administrator shall respond to such Claimant within forty-five (45) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional thirty (30) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)       Notice of Decision. If the Administrator denies all or a part of the claim, the Administrator shall notify the Claimant in writing of such denial in a culturally and linguistically appropriate manner. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a notice that the Claimant has a right to request a review of the claim denial and an explanation of the Plan’s review procedures and the time limits applicable to such procedures; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review, and a description of any time limit for bringing such an action; (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and (viii) for any Disability claim, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

7.2       Review Procedure. If the Administrator denies all or a part of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)       Additional Evidence. Prior to the review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Administrator, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

(b)       Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(c)       Additional Submissions – Information Access. After such request the Claimant may submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d)       Considerations on Review. In considering the review, the Administrator shall consider all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. The claim shall be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal and who is not a subordinate of the individual who made the determination. Additionally, the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination and will not be the subordinate of such individual. If the Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Administrator will identify such experts.

(e)       Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial forty-five (45) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(f)       Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a culturally and linguistically appropriate manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) for any Disability claim, a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (A) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (B) the views of medical or vocational experts whose advice was obtained on behalf of the Employer in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or (C) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration; and (vi) for any Disability claim, the specific internal rules, guidelines, protocols, standards or other similar criteria relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

7.3       Exhaustion of Remedies. The Claimant must follow these claims review procedures and exhaust all administrative remedies before taking any further action with respect to a claim for benefits.

7.4       Failure to Follow Procedures. In the case of a claim for Disability benefits, if the Administrator fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Agreement, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Administrator has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Administrator’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance. The Claimant may request a written explanation of the violation from the Administrator, and the Administrator must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Administrator met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Administrator’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Administrator shall provide the claimant with notice of the resubmission.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1       Agreement Amendment Generally. Except as provided in Section 8.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

8.2       Amendment to Ensure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, (i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Agreement to the requirements of any applicable law or (iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

8.3       Agreement Termination Generally. Except as provided in Section 8.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4.

8.4       Effect of Complete Termination. Notwithstanding anything to the contrary in Section 8.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate benefits payable pursuant to this Agreement. In the event of a complete termination pursuant to subsection (a) or (c) below, the Employer shall pay the Executive the Deferral Account balance. In the event of a complete termination pursuant to subsection (b) below, the Employer shall pay the Executive the Present Value of the Deferral Account, calculated as described in Section 4.4 hereof. In any event, such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)       Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)       Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c)       Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

Article 9

MISCELLANEOUS

9.1       No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof. Notwithstanding the above, nothing contained herein alters, amends or limits the promises or obligations of the Executive under any restrictive covenants entered into between Employer and the Executive, including but not limited to covenants not to compete or solicit, nor any of the remedies afforded to Employer in the event the Executive breaches or attempts to breach such restrictive covenants.

9.2       State Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania except to the extent preempted by the laws of the United States of America.

9.3       Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.4       Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5       Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

9.6       Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

9.7       Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

9.8       Suicide or Misstatement. Notwithstanding any provision in this Agreement to the contrary, no benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other valid and justifiable reason.

9.9       Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

9.10       Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if, within 24 months of Separation from Service for any reason:

(i)       the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company) becomes employed by, engaged by, or participates in, the ownership, management, operation or control of any bank, savings and loan or other similar financial institution within thirty (30) miles of any office or location maintained by the Employer as of the date of the termination of the Executive’s employment;

(ii)       the Executive, directly or indirectly, employs any person who was an employee of Employer during Executive’s employment, or entice away or attempt to entice away from employment by Employer any such Employee;

(iii)       the Executive assists, advises, or serves in any capacity, representative or otherwise, any third party in any transaction involving the Employer; or

(iv)       the Executive, directly or indirectly, solicits or attempts to solicit any clients, customers or accounts of Employer for the purpose of selling, offering to sell, or providing banking or other financial products or services similar to or competitive with any product or service sold or provided by Employer; or assisting any other person in selling or providing banking or other financial services to, any clients, customers or accounts of Employer for such purposes; or servicing, directly or indirectly, any clients, customers or accounts of Employer; to which Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for services during the three (3) year period immediately prior to the termination of the Executive’s employment.

In addition, the Executive shall forfeit any non-distributed benefits under this Agreement if, at any time following the Executive’s Separation from Service for any reason, Executive divulges, discloses, uses, or communicates to others in any manner whatsoever, except for the benefit of the Employer, any confidential information or trade secrets of the Employer including, but not limited to, the names and addresses of customers or prospective customers, of the Employer, as they may have existed from time to time, or work performed or services rendered for any customer; business development, sales and marketing plans and materials; any method and/or procedures relating to projects or other work developed for the Employer; or profits, losses, earnings or other financial information concerning the Employer; and any other information not generally known to the public which, if misused or disclosed to a competitor could reasonably be expected to adversely affect Employer. The restrictions contained in this subparagraph apply to all confidential information regarding the Employer, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be considered confidential once it becomes known to the general public from sources other than the Executive.

Notwithstanding the foregoing, following an Involuntary Termination, subsection (i) of this Section, shall not apply and subsections (ii), (iii) and (iv) shall only apply for twelve (12) months following such Involuntary Termination, as applicable. In addition, subsections (i), (ii), and (iii) shall not apply following a Change in Control.

9.11       Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

9.12       Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.13       Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

9.14       Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

9.15       Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

9.16       Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement.

9.17       Responsibility for Taxes. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder. The Executive acknowledges that in no event will the Employer be liable to the Executive for any taxes resulting from the Executive’s participation in the Agreement, including any additional penalty, excise or other taxes that might be imposed as a result of Code Section 409A.

9.18       Aggregation of Agreement. If the Employer offers other non-qualified deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:
LARRY WITT	PROSPER BANK

/s/ Larry Witt	By:	/s/ Janak M. Amin
Its:	President and CEO